UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 18, 2009

Web.com Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51595	94-3327894
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12808 Gran Bay Parkway West, Jacksonville, FL	32258
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (904) 680-6600

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On March 18, 2009, the Compensation Committee (the “Committee”) of the Board of Directors of Web.com Group, Inc. (the “Company”) approved the Fiscal Year 2009 Executive Bonus Plan (the “Bonus Plan”) for the Company’s named executive officers (as defined in Item 402(a)(3) of Regulation S-K) (each, an “Officer”), as follows:

Bonus Target (% of base salary)
David L. Brown, Chief Executive Officer and Chairman	100%
Jeffrey Stibel, President	75%
Kevin Carney, Chief Financial Officer	65%

Bonuses will be earned based on Company performance as against the 2009 Bonus Plan’s established pro forma earnings per share (“EPS”) target, and may be awarded in a mixture of cash and stock awards at the discretion of the Committee. The achievement of a pro forma EPS threshold by the Company will result in a recommendation of bonus payments to the Officers of 75% of the bonus target, subject to adjustment by the Committee as described below.  To the extent that 2009 EPS is above the threshold, the actual bonus payment may increase, up to 125% of the bonus target.  To the extent that 2009 EPS is below the threshold, any bonus payment will be based on the Company’s achievements and the Committee’s evaluation, in its sole discretion, of that Officer’s performance in 2009.  Bonus payments to individual Officers may be modified by such Officer’s contribution toward corporate and department-specific goals and objectives, as determined by the Committee.

SIGNATURES

Web.com Group, Inc. (Registrant)

Date: March 20, 2009	By:	/s/ Matthew P. McClure
Matthew P. McClure
Secretary

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.